Exhibit 99.1

For Immediate Release
Friday, November 5, 2010

Contact: Patrick M. Walsh
J. Scott Enright
317-266-0100

NASDAQ Notifies Emmis Communications Corporation Class A Common Shares
Fall Below Minimum Bid Price

Indianapolis...Emmis Communications Corporation (NASDAQ: EMMS) today announced it received notification from the Nasdaq Stock Market (“Nasdaq”) on November 1, 2010, that the Company’s Class A Common Stock had closed below the minimum $1.00 per share bid requirement for 30 consecutive business days and therefore is not in compliance with Nasdaq Marketplace Rule 5450(a)(1) (the “Minimum Bid Rule”).  The Company has until May 2, 2011, to regain compliance with the Minimum Bid Price Rule. During this period, the Company’s Class A Common Stock will continue to trade on the Nasdaq Global Select Market.

“This news is not unexpected,” said Emmis Chairman and CEO, Jeff Smulyan. “We are actively evaluating our alternatives and are confident we have a variety of options to address this situation prior to May 2, 2011.”

If at any time before May 2, 2011, the bid price of the Company’s Class A Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Minimum Bid Price Rule. If the Company does not regain compliance with the Minimum Bid Price Rule by May 2, 2011, Nasdaq will notify the Company that its Class A Common Stock will be delisted from the Nasdaq Global Select Market.  Nasdaq rules would then permit the Company to appeal any delisting determination by the Nasdaq staff to a Listing Qualifications Panel.

The Company intends to actively evaluate and monitor the bid price for its Class A Common Stock between now and May 2, 2011, and consider implementation of various options available to the Company if its Class A Common Stock does not trade at a level that is likely to regain compliance.

The notification does not affect the listing of the Company’s 6.25% Series A Cumulative Convertible Preferred Stock, which will continue to trade on the Nasdaq Global Select Market under the symbol “EMMSP.”

Emmis Communications – Great Media, Great People, Great Service®
Emmis is an Indianapolis-based diversified media firm with radio broadcasting and magazine publishing operations. Emmis owns 21 FM and 2 AM domestic radio stations serving the nation’s largest markets of New York, Los Angeles and Chicago, as well as St. Louis, Austin, Indianapolis and Terre Haute, Ind. Emmis also owns a radio network, international radio stations, regional and specialty magazines, an interactive business and ancillary businesses in broadcast sales.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:

•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	changes in audience measurement systems

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.